Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations
Stephen J. Hansbrough	Scott Liolios or Ron Both
Chairman & CEO	Liolios Group, Inc.
HearUSA, Inc	info@liolios.com
(561) 478-8770	(949) 574-3860

HearUSA Reports Fourth Quarter and Fiscal 2008 Results

West Palm Beach, Fla. -- March 25, 2009 -- HearUSA, Inc. (AMEX: EAR), the recognized leader in hearing care for the nation's top managed care providers through more than 200 company-owned hearing care centers and a network of more than 1,900 affiliated providers, reported financial results for the fourth quarter and year ended December 27, 2008.

Highlights

•	Record fiscal 2008 net revenues totaling $112 million, up 9% over fiscal 2007
•	Net loss of ($0.09) per basic and diluted share for fiscal 2008 vs. ($0.09) per basic and diluted share in fiscal 2007
•	20 completed acquisitions in fiscal 2008, with combined trailing 12-month revenues of $7.1 million

Financial Results for Fiscal 2008

For the full year 2008, net revenues totaled a record $112.0 million, an increase of 9% from $102.8 million in 2007. The 9% increase was comprised of a 10% increase attributable to centers acquired over the last 12 months partially offset by a 1% decline in organic growth experienced mainly in the fourth quarter.

Income from operations totaled $3.9 million in 2008 compared to $6.8 million in 2007. Income from operations in 2008 included $791,000 in amortization and implementation costs associated with the AARP agreement and $1.0 million of restructuring severance costs. Income from operations in 2007 included $518,000 of restructuring severance costs.

Net loss applicable to common stockholders totaled $3.3 million or ($0.09) per basic and diluted share in 2008 compared to $3.4 million or ($0.09) per basic and diluted share in 2007. The net loss applicable to common stockholders in 2008 included $1.6 million in interest, amortization and implementation costs associated with the AARP agreement ($0.04 per basic and diluted share) and a $981,000 gain ($0.03 per basic and diluted share) on the restructuring of the AARP agreement. The net loss applicable to common stockholders in 2007 included $3.5 million ($0.10 per basic and diluted share) of interest charges associated with the conversion of the 2003 convertible subordinated notes and warrants.

The company acquired 20 centers in 2008, with aggregate estimated trailing twelve month revenues of $7.1 million.

Financial Results for Fourth Quarter 2008

In the fourth quarter 2008, net revenues totaled $24.5 million, a decrease of 15% from $28.7 million in the previous quarter and a decrease of 11% from $27.4 million in the fourth quarter of 2007. The 11% decrease was comprised of a 6% increase attributable to centers acquired over the last 12 months offset by a 17% decline in organic growth. The decline in the fourth quarter was a result of the sharp decline in the US economy negatively impacting the number of units sold, the return rate and the average selling price.

Loss from operations was $1.7 million in the fourth quarter of 2008 compared to income from operations of $1.9 million in the fourth quarter of 2007. The loss from operations in the fourth quarter of 2008 included $630,000 of amortization and implementation costs associated with the AARP agreement.

The net loss applicable to common stockholders in the fourth quarter of 2008 was $2.8 million or ($0.08) per basic and diluted share. This compares to net income of $39,000 or $0.00 per basic and diluted share in the same year-ago quarter. The net loss applicable to common stockholders in the fourth quarter of 2008 included $1.1 million of interest, amortization and implementation costs associated with the AARP agreement ($0.03 per basic and diluted share) and a $981,000 gain ($0.03 per basic and diluted share) on the restructuring of the AARP agreement.

“The sharp economic downturn in the fourth quarter of 2008 severely impacted all sectors of the economy and ours was no exception,” said Stephen J. Hansbrough, HearUSA's chairman and CEO. “As reported in recent releases, we have acted swiftly and decisively to deal with today's realities. We are confident that the steps we have taken will allow us to execute our strategic plan and meet our goals and objectives for 2009 and beyond.”

Conference Call

HearUSA will hold a conference call later today to discuss its fourth quarter and fiscal year 2008 financial results. The company’s senior management will host the presentation, which will be followed by a question and answer period.

Date: Thursday, March 26, 2009

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

Domestic callers: 1-800-894-5910

International callers: 1-785-424-1052

Conference ID#: 7HEARUSA

Internet simulcast and replay: http://viavid.net/dce.aspx?sid=00005FC2

If you have any difficulty connecting with the conference call or webcast, please contact the Liolios Group at 1-949-574-3860.

A replay of the call will be available later that evening and will be accessible until April 09, 2009.

Toll-free replay number: 1-800-677-6124

International replay number: 1-402-220-0664

(No passcode required)

About HearUSA

HearUSA, Inc. provides hearing care to patients primarily through more than 200 company-owned hearing care centers, which offer a complete range of quality hearing aids with an emphasis on the latest digital technology. HearUSA Centers are located in California, Florida, New York, New Jersey, Pennsylvania, Massachusetts, Ohio, Michigan, Missouri, North Carolina, and the province of Ontario, Canada. The company also derives revenues from its HearUSA Hearing Care Network, comprised of over 1,900 affiliated audiologists in 49 states, as well as its website that enables online purchases of hearing related products, such as batteries, hearing aid accessories and assistive listening devices. For further information, click on "investor information" at the HearUSA website: www.hearusa.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995 including those relating to the steps taken in response to the economic downturn and the Company’s expectation that they will allow the Company to execute its strategic plan and meet its goals and objectives for 2009 and beyond. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include such factors as maintenance of revenue levels from acquired centers; the company’s ability to maintain cost controls and limit expenses; the ability of the company to maintain unit sales of Siemens hearing aids; market demand for the company’s goods and services; changes in the pricing environment; general economic conditions in those geographic regions where the company’s centers are located; consumer confidence in the general economy; the impact of competitive products; and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission, including the company’s Form 10-K for the fiscal year ended December 27, 2008.

HearUSA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended
	December 27,	December 29,	December 30,
	2008	2007	2006
	(Dollars and shares in thousands, except per share amounts)
Net revenues
Hearing aids and other products	$104,392	$95,936	$82,820
Services	7,596	6,868	5,966
Total net revenues	111,988	102,804	88,786

Operating costs and expenses
Hearing aids and other products	30,171	26,017	24,942
Services	2,311	2,088	1,761
Total cost of products sold and services excluding depreciation and amortization	32,482	28,105	26,703
Center operating expenses	57,450	50,401	42,281
General and administrative expenses (including approximately $849,000 and $606,000 in 2008 and 2007 of non-cash employee stock-based compensation expense)	15,176	15,227	14,005
Depreciation and amortization	2,963	2,248	1,988
Total operating costs and expenses	108,071	95,981	84,977
Income from operations	3,917	6,823	3,809
Non-operating income (expense):
Gain from insurance settlement	–	–	203
Gain on restructuring of contract	981	–	–
Interest income	42	164	152
Interest expense (including approximately $763, 000 of non-cash interest expense on long-term contractual commitment, $421,000 and $117,000 of non-cash interest expense on discounted notes payable in 2008 and 2007, $192,000, $3.5 million and $2.7 million of non-cash debt discount amortization and a non-cash reduction of approximately $319,000 for the decrease in the fair value of the warrant liability in 2006)	(5,755)	(8,022)	(5,964)
Loss before income tax expense and minority interest in income of consolidated Joint Venture	(815)	(1,035)	(1,800)
Income tax expense	(1,126)	(769)	(741)
Minority interest in income of consolidated Joint Venture	(1,260)	(1,478)	(633)
Net loss	(3,201)	(3,282)	(3,174)
Dividends on preferred stock	(139)	(137)	(138)
Net loss applicable to common stockholders	$(3,340)	$(3,419)	$(3,312)
Net loss from continuing operations, including dividends on preferred stock, applicable to common stockholders- basic and diluted	$(0.09)	$(0.09)	$(0.10)
Net loss applicable to common stockholders per common share - basic and diluted	$(0.09)	$(0.09)	$(0.10)

Weighted average number of shares of common stock outstanding	38,635	36,453	32,225

HearUSA, INC.

CONSOLIDATED BALANCE SHEETS

	December 27,	December 29,
ASSETS	2008	2007
	(Dollars in thousands)
Current assets
Cash and cash equivalents	$3,553	$3,369
Accounts and notes receivable, less allowance for
doubtful accounts of $506,000 and $498,000	7,371	8,825
Inventories	1,682	2,441
Prepaid expenses and other	502	1,283
Deferred tax asset		62
Total current assets	13,108	15,980
Property and equipment, net	4,876	4,356
Goodwill	65,953	63,134
Intangible assets, net	15,630	16,165
Deposits and other	810	691
Restricted cash and cash equivalents	224	216
Total Assets	$100,601	$100,542

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$4,959	$12,467
Accrued expenses	3,208	2,523
Accrued salaries and other compensation	3,713	3,521
Current maturities of long-term debt	6,915	10,746
Current maturities of subordinated notes, net of debt discount of $60,000 in 2007	–	1,480
Dividends payable	34	34
Minority interest in net income of consolidated joint venture, currently payable	1,526	1,221
Total current liabilities	20,355	31,992
Long-term debt	49,099	36,499
Deferred income taxes	7,284	6,462
Total long-term liabilities	56,383	42,961
Commitments and contingencies	–	–

Stockholders’ equity
Preferred stock (aggregate liquidation preference $2,330,000, $1 par, 7,500,000 shares authorized)
Series H Junior Participating (none outstanding)	–	–
Series J (233 shares outstanding)	–	–
Total preferred stock	–	–

Common stock: $.10 par; 75,000,000 shares authorized 44,828,384 and 38,325,414 shares issued	4,483	3,833
Stock subscription	–	(412)
Additional paid-in capital	137,032	133,261
Accumulated deficit	(116,416)	(113,076)
Accumulated other comprehensive income	1,249	4,468
Treasury stock, at cost: 523,662 common shares	(2,485)	(2,485)
Total Stockholders’ Equity	23,863	25,589
Total Liabilities and Stockholders’ Equity	$100,601	$100,542